Exhibit 12.1

QUANTUM CORPORATION

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(dollars in thousands)	2012	2011	2010	2009	2008
Income (loss) from continuing operations before income taxes	$(7,922)	$4,554	$17,908	$(359,145)	$(60,716)
Add fixed charges	17,180	25,529	30,704	34,389	64,337
Earnings (as defined)	$9,258	$30,083	$48,612	$(324,756)	$3,621

Fixed charges:
Interest expense	$12,996	$21,349	$26,139	$29,261	$58,627
Amortization of debt issuance costs	(i), (ii)	(i), (iii)	(i), (iv)	(i)	(i), (v)
Estimated interest component of rent expenses	4,184	4,180	4,565	5,128	5,710
Total fixed charges	$17,180	$25,529	$30,704	$34,389	$64,337
Ratio of earnings to fixed charges (vi)	0.54	1.18	1.58	n/a	n/a
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(i)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(ii)	Interest expense for fiscal 2012 in this table is comprised of: (a) $10.7 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $2.3 million of debt issuance costs written off related to the Credit Suisse credit agreement retired in fiscal 2012. The $2.3 million debt issuance costs written off are included in the gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2012.

(iii)	Interest expense for fiscal 2011 in this table is comprised of: (a) $20.2 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $1.2 million of debt issuance costs written off related to subordinated term loans retired in fiscal 2011. The $1.2 million in debt issuance costs written off are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2011.

(iv)	Interest expense for fiscal 2010 in this table is comprised of: (a) $25.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.6 million of debt issuance costs written off related to convertible subordinated notes retired in fiscal 2010. The $0.6 million of debt issuance costs written off related to convertible subordinated notes retired in fiscal 2010 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2010.

(v)	Interest expense for fiscal 2008 in this table is comprised of: (a) $46.0 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations, (b) $8.1 million of debt issuance costs written off related to the repayment of a prior debt facility in fiscal 2008 and (c) $4.5 million in prepayment fees related to repayment of a prior debt facility in fiscal 2008.

(vi)	Earnings, as defined, were insufficient to cover fixed charges by $7.9 million, $359.1 million and $60.7 million for fiscal years 2012, 2009 and 2008, respectively.